UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 29, 2007

Airbee Wireless, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50918	46-0500345
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9400 Key West Avenue, Rockville, Maryland		20850
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	301-517-1860

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On January 2, 2008 the Company issued a common stock recall notice to Mercatus & Partners Limited ("Mercatus") which recalls 33,334,000 shares of restricted stock issued to Mercatus pursuant to Section 5.15 of the Restricted Equity Purchase Agreement ("REPA") executed in May 2007 because Mercatus did not tender the purchase price for the common stock. Mercatus was required to fund the REPA within 30 days of the execution date after which the Company had the option to recall the shares.

On November 29, 2007 we received notice from Golden Gate Investors, Inc. pursuant to a certain 8.75% Convertible Note in the principal amount of $350,000 and a Stock Pledge Agreement, both dated October 5, 2007, that an Event of Default had occurred pursuant to terms of each document. The Event of Default occurred when the closing price of the Company’s common stock fell to $0.05 per share on November 23, 2007. Golden Gate may move to take control of the Pledged Collateral and may proceed to sell the Pledged Collateral. The proceeds of such sale may be applied to the amounts due under the Note and to the Note Liquidated Damages, if any.

The Company is actively exploring strategic alternatives to satisfy its capital requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Airbee Wireless, Inc.

January 8, 2008	By:	E. Eugene Sharer
Name: E. Eugene Sharer
Title: President